Exhibit 5

December 6, 2007

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

Re: Registration Statement on Form S-3

I am Senior Counsel – Corporate Treasury and Attesting Secretary at General Electric Company (the “Company”). I have represented the Company in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-130117) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to which $4,000,000,000 aggregate principal amount of the Company’s 5.250% Notes due 2017 (the “Notes”) were registered. The Notes will be issued pursuant to the Indenture dated as of December 1, 2005 between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as supplemented and amended by a Company Order and Officers’ Certificate dated as of December 6, 2007 (collectively, the “Indenture”).

I have examined the Registration Statement and the Indenture. I have examined, and have relied as to matters of fact upon, the documents delivered at closing, and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. I have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that when duly executed, issued and delivered by the Company, authenticated by the Trustee pursuant to the terms of the Indenture and duly purchased and paid for by the underwriters for the Notes in accordance with the terms of the Underwriting Agreement dated November 29, 2007, the Notes will be valid, binding and legal obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

My opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the State of New York.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to my name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without my prior written consent.

Very truly yours,

/s/ David P. Russell
David P. Russell

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